EXHIBIT 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorelaw.com

April 7, 2022

Artelo Biosciences, Inc.

505 Lomas Santa Fe, Suite 160

Solano Beach, CA  92075

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Artelo Biosciences, Inc., a Nevada corporation (the “Company”), by means of a registration statement on Form S-8 (as it may be amended and supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), of 2,115,051 shares (the “Incentive Shares”) of common stock, par value $0.001 per share of the Company (the “Common Stock”), that will be issued pursuant to the Artelo Biosciences, Inc. 2018 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Plan and (iii) the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.  With respect to the Incentive Shares, we have assumed that at the time of issuance, the Company has sufficient authorized, but unissued shares available to allow for such issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that when Incentive Shares are issued pursuant to the Plan or pursuant to stock options or other instruments that have been issued pursuant to the Plan, such Incentive Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of the State of Nevada. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

April 7, 2022

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the Prospectus and in any Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL/Cete